Exhibit 99.1

August 20, 2012

Dear Genius Brands Shareholder,

When we launched the Baby Genius® brand over a decade ago, we were living in a world dominated by large national brick and mortar retailers. The sale of products and content over the Internet was still just emerging and mobile apps as we know them did not exist. Today, we are in a very different environment, one that offers tremendous opportunities to companies that own well established brands, copyrights, and content that can be streamed, downloaded and sold directly to customers over the Internet to mobile and desktop devices.

Genius Brands is emerging as a global media company with a well-known character driven brand, products and content spanning toys, mobile apps, music, video entertainment, digital content, education, and more. We believe we are very uniquely positioned to thrive and grow in the new digital age precisely because we have a brand that has grown in recognition since we created it over 10 years ago.

This belief is backed up by our most recently reported financial results. Revenues for our second quarter ended June 30, 2012 grew by 96% to $1,641,798, as compared to revenues of $835,736 in the same period of 2011. Our annual revenues for fiscal 2011 grew by 51% to $6,023,010 over fiscal 2010 revenues of $3,972,663. In the second quarter of 2012, losses narrowed and shareholders’ equity increased to $487,075.

Based upon the strength of our brand recognition, we have signed deals with many companies to license and market our branded products. JAKKS Pacific, our worldwide master toy licensee, has just begun distributing a line of 20 Baby Genius® musical and early learning toys. The toys started to become available through select retailers including Babies “R” Us this month and we anticipate you will see the wider national roll-out of our toy line in time for the 2012 holiday season. We expect to see this relationship grow through the term of our five-year agreement with JAKKS to include a broader and international distribution of our Baby Genius® toys. Our agreement with Wendy’s® for the distribution of Baby Genius® board books has our content in their Kids Meals, for the under 3 age category, nationally in 2012. Additionally, Groupon has already sold over a half million of our products online and has generated approximately 30 million brand impressions. Now, most recently, through agreements with Nokia and Microsoft we will be launching mobile apps and additional products yet to be announced in conjunction with two of the largest technology companies in the world.

5820 Oberlin Dr, Ste 203

San Diego, CA 92121

Telephones: 858.450.2900 Facsimile: 858.450.2907

Our recently announced partnership with Nokia to launch our Ready, Play, Learn™ series of entertaining and educational mobile apps for preschoolers is a turning point in the development of Genius Brands.

According to Nokia, every day more than 1.3 billion people use Nokia to capture and share experiences. Through our deal with them we hope to make Genius Brands apps available for this growing network of more than 1.3 billion people. We are working closely with the team at Nokia and Microsoft to develop products that we believe will be of value to consumers and may span across multiple Windows® platforms including tablets and PCs. In this manner we are leveraging our brand that is recognized and established as a provider of children’s content onto digital platforms that offer high profit margins, recurring revenues, and virtually instant global distribution.

Our strategy to build shareholder value today and in the near term is quite simple. We are executing on:

•	Building brand awareness:

We have clearly demonstrated our ability to build brand awareness both independently and in collaboration with companies like Wendy’s® and Groupon, as well as with Comcast where our kids videos have been the number one children’s video-on-demand for five consecutive years. In fact, 70% of moms in the U.S. recognize the Baby Genius® brand according to a study conducted by a third party and commissioned by Genius Brands.

•	Developing digital content:

We have been developing high quality music CDs and DVDs for over a decade that have sold in the top brick and mortar retailers in the country. These same skills in creating wonderful characters that both entertain and educate are directly transferable onto digital platforms. We are excited to bring our core strength in content creation to these new platforms including mobile apps, e-books, electronic games, and e-learning programs. Digital content, once produced, has minimal reproduction and shipping costs, and therefore offers very high margins to companies like us that own their content.

•	Expanding licensing programs:

We believe that as we invest in further digital content development and distribution, the wider availability of our branded products and the enormous increase in brand impressions leads to a strengthening of our licensing opportunities. JAKKS Pacific for toys and Suncape for sunglasses are just some of the licensing agreements we have in place. In these licensing agreements, we allow trusted manufacturers of high quality children’s products to use our name brand and our characters. Our brand recognition helps them sell more products and in return, we are paid a royalty fee. Because we do not manufacture or market the product ourselves, this royalty fee costs us little or nothing in operating expenses, thus resulting in very high margins on this segment of our revenues. We believe we are now positioned better than ever to increase the number of our licensing deals and resulting royalty revenues.

5820 Oberlin Dr, Ste 203

San Diego, CA 92121

Telephones: 858.450.2900 Facsimile: 858.450.2907

The first market we are immediately pursuing for digital content is the rapidly growing new frontier of mobile apps, estimated by Forrester Research to reach $38 billion per year by 2015. With the relationships we have built with two leaders in this industry, Nokia and Microsoft, we believe that we are positioned for solid success. We will be making our apps, for children in the pre-kindergarten age category, available on a ‘try and buy’ basis priced at $.99 and up. According to 2010 U.S. Census Bureau figures, there are 16 million children between the ages of two and five now in the U.S. International markets and other age categories further expand this number. Capturing and monetizing even a small fraction of this market may make a meaningful contribution to our company and shareholder value.

Genius Brands is a beneficiary of how the Internet and digital technology have completely changed the retail landscape. We believe the institutional investors who recently funded us recognize this and are betting on our success in executing on our opportunities. We look forward to a year of growth together with all of our investors.

We would like to thank all of our loyal shareholders for your support. If you have not tried our products yet, we encourage you to visit a Babies “R” Us store to see our Baby Genius® toy line or visit our website at www.babygenius.com to purchase any of our DVDs or CDs.

Sincerely,

Klaus Moeller

Chief Executive Officer and Chairman of the Board

Company Overview

Genius Brands International, Inc. is an emerging global media company with a well-known character driven brand, products and content spanning toys, mobile apps, music, videos, and digital educational content. The Baby Genius® brand is recognized by 70% of moms in the U.S., according to a recent study conducted by a third party commissioned by Genius Brands. The Company recently signed an agreement with Nokia to launch its Ready, Play, LearnTM series of entertaining and educational mobile apps for preschoolers. Genius Brands is pursuing a growth strategy by leveraging its core Baby Genius® brand into an expanding line of educational toys and digital programs, and growing the Genius family through brands like Kid Genius® and Little Genius®.

Company Statistics	Investment Catalysts
Ticker: GNUS
State of Incorporation: Nevada
Price (08/15/12): $.16

52 Week Range: $.05 - $.29
Avg. Volume (90 day): 109,386
Shares Outstanding: 72 M

Market Cap: $11.6 M
Price/Sales: 2
Price/Book: 160
Information compiled from Yahoo Finance, Google
Finance, and OTCMarkets
 On the Web: www.babygenius.com

Financial Metrics

Quarter Ended 6/30/2012:
   Revenues: $1,641,798
   Revenue Growth: 96% over Q2 FY 2011
   Loss from Operations: $(649,648)
   Shareholders’ Equity: $487,075

Fiscal Year Ended 12/31/11:
   Revenues: $6,023,010
   Revenue Growth: 51% over FY 2011
   Loss from Operations: $(1,270,273)
Shareholders’ Deficit: $(1,120,633)	A Top Brand in Early Childhood Edutainment
A study has shown that 70% of moms in the U.S. know the Baby Genius® brand. Baby Genius® products have won dozens of awards including the Mom’s Choice Award in 2010 and The National Parenting Seal of Approval in 2009. Baby Genius® videos have been the #1 video-on-demand on Comcast cable networks for the past several years. In a 12-month campaign 6,500 Wendy®’s, restaurants are giving away Baby Genius® books with their Kids Meals to the under 3 age category. Baby Genius® had 30,000,000 unique impressions on Groupon in 2011.

Retail Distribution Networks Into Major National Retailers
 Genius Brands sells Baby Genius® products, as well as entertainment content from other studios through multiple sales channels including major national retailers. DVDs and CDs are sold in over 8,000 retail stores nationwide.

Deal with Nokia to Introduce Mobile Apps Into $38 Billion Market
 In partnership with Nokia, which has over 1.3 billion people using their phones, Genius Brands is developing and launching the Ready, Play, LearnTM line of educational and entertaining apps for the preschool market. The mobile app market is estimated to reach $38 billion by 2015 according to Forrester Research. The first two apps are scheduled to launch by Q3 of 2012, with additional apps in the series slated for Q4 of 2012.

Digital, Online and Direct to Consumer Channels
Direct-to-consumer sales through social commerce sites such as Groupon and Living Social have contributed significantly to sales momentum. The Company has sold over a half million Baby Genius® and Little Genius® products through Groupon and seeks to further increase sales of its content and its distributed third party products through digital distribution channels.

Intellectual Property Assets
 Genius Brands owns a growing IP portfolio including; copyrights and trademarks for its brands,characters,and music which it licenses to children’s products manufacturers to generate the Company’s high margin revenues. The Company owns 99% of its content including over 500 songs.

Revenue-Driving New Products Launching in Q3 of 2012
Through a licensing agreement, JAKKS Pacific’s Tollytots® division is now launching a line of 20 musical and early learning toys with the music, characters and themes from the Baby Genius® series of videos and music. The toys became available in select stores including Babies “R” Us in August. The Company’s Ready, Play, LearnTM line of mobile apps are scheduled to launch in conjunction with Nokia and Windows Phone® in Q3 of 2012 as well.

MANAGEMENT

Klaus Moeller: CEO & Chairman

Extensive executive experience in public companies, auditing, marketing, banking, and entertainment licensing.

Michael Meader: President & Director

Long history of experience in marketing, distribution and sales of entertainment products.

Larry Balaban: Chief Creative Officer, Director & Secretary

Deep experience in children’s music and entertainment content creation, production, and licensing. Named one of top “40 under 40” in licensing.

Howard Balaban: EVP New Business Development & Director

Track record in building millions in revenue for licensed entertainment products.

Jeanene Morgan: CFO

Seasoned public company CFO with extensive financial reporting & SEC compliance experience as well as media and entertainment expertise.

Alfred Kahn: Executive Consultant

Former Chairman & CEO of 4Kids Entertainment, a global provider of children’s entertainment and merchandising licensing, including such projects as Poke’mon, Yu-GiOh, Cabbage Patch Kids and The Saturday Morning 4 Kids FOX Block.

Denise Kovac: Director of Marketing

Award winning direct marketer. 25 years of building revenues for top selling products including Your Baby Can Read through short form direct response.

Investor Relations contact:

IRTH Communications

Andrew Haag

520 Broadway, Suite 350 #111 Santa Monica, CA 90401

Phone: 866-976-IRTH (4784) gnus@irthcommunications.com www.irthcommunications.com

Disclaimer:

Except for historical information contained herein, the statements in this fact sheet are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A fuller discussion of Genius Brands International risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.

Products & Markets

$9 Billion Children’s Edutainment & Toy Industry
Genius Brands develops and markets products for young children and infants in the “edutainment” market. These products provide both education and entertainment for the wellbeing of young children. According to In-Stat, the worldwide edutainment toy market will reach $9 billion in 2012.

$38 Billion Mobile App Market
The mobile app market is projected to grow to $38 billion by 2015 according to Forrester Research. Educational mobile apps for children is a fast growing subset of the overall market. According to a study by The Joan Ganz Cooney Center 72% of the top selling paid apps on iTunes target preschool and elementary aged children.

Genius Brands’ Products
Genius Brands creates character-driven, high quality DVDs, CDs, and digital content including mobile apps based upon its popular characters. The Company signs licensing agreements that generate high margin royalty revenues from products including toys, sunglasses, electronic early learning aids, sippy cups, amusement plush toys, and mobile apps.

Leveraging Distribution Networks for Entertainment Products
Genius Brands’ distribution network is a core strength that supports its proprietary, flagship Genius branded products. The Company also generates revenues by opportunistically leveraging its sales channels and relationships with studios to distribute other entertainment related products including DVDs for children and adults.

Growth Through Brand Extension and New Product Line Launches
The Company is set to leverage its distribution channels and the Genius brand into new demographic categories which were previously untapped by Genius Brands. These include educational and edutainment products for prekindergarten, kindergarten, and school-aged children.